Exhibit 10.2

SERVICE AGREEMENT	ANSTELLUNGSVERTRAG

BETWEEN	ZWISCHEN DER

MULTI-COLOR GERMANY HOLDING GMBH	MULTI-COLOR GERMANY HOLDING GMBH

AND	UND

DR. OLIVER APEL	DR. OLIVER APEL

TABLE OF CONTENTS

1.	Service / Termination of former employment		2

	1.1	Service	2

	1.2	Termination of former employment	2

2.	Term of Agreement		3

3.	Scope of Employment; Location		3

	3.1	Scope of Service	3

	3.2	Duties	3

	3.3	Assumption of Further Functions	4

	3.4	Location and Travel	5

4.	Compensation		5

	4.1	Base Salary	5

	4.2	Bonus	6

	4.3	Restricted Stock Grant; Stock Option and Restricted Stock Awards	7

	4.4	Pension Plan	7

	4.5	Accident Insurance	8

	4.6	Medical Insurance	8

	4.7	Expenses	8

	4.8	Automobile Allowance	8

	4.9	Leave	8

5.	Confidentiality, Non-Competition and Other Covenants		9

	5.1	Non-Disclosure of Confidential Materials, Information and Intellectual Property	9

	5.2	Immunity from Liability for Disclosure	11

	5.3	Non-Solicitation of the Company’s Employees	11

	5.4	Covenant Against Unfair Competition	12

	5.5	Return of Confidential Materials and Information	15

	5.6	Future Employer	15

6.	Termination of Employment		15

	6.1	Termination	15

	6.2	Term and Termination / Notice Period	16

	6.3	Revocation	16

	6.4	Obligations of the Company upon Termination	17

7.	Incapacity for Service due to Illness, Accident or other reason		18

	7.1	Notice	18

	7.2	Incapacity	18

	7.3	Damages Claims	19

8.	Miscellaneous provisions		19

	8.1	Amendment; Waiver	19

	8.2	Entire Agreement	20

	8.3	Exemption from, or Compliance with, Section 409A	21

	8.4	Governing Law	21

	8.5	Headings; Section References; Construction	21

	8.6	Notices	22

	8.7	Policies, Regulations and Guidelines for Executives	23

	8.8	Severability and Reformation of Provisions	23

	8.9	Taxes	24

INHALTSVERZEICHNIS

1.	Anstellung / Aufhebung des Arbeitsverhältnisses		2

	1.1	Anstellung	2

	1.2	Aufhebung des Arbeitsverhältnisses	2

2.	Laufzeit der Vereinbarung		3

3.	Art und Ort der Anstellung		3

	3.1	Art der Anstellung	3

	3.2	Pflichten	3

	3.3	Übernahme weiterer Funktionen	4

	3.4	Anstellungsort und Dienstreisen	5

4.	Vergütung		5

	4.1	Grundgehalt	5

	4.2	Bonus	6

	4.4	Altersversorgung	7

	4.5	Unfallversicherung	8

	4.6	Krankenversicherung	8

	4.7	Aufwendungen	8

	4.8	Dienstwagen	8

	4.9	Urlaub	8

5.	Vertraulichkeit und Wettbewerbsverbote		9

	5.1	Geheimhaltung vertraulicher Materialien, Informationen und geistigen Eigentums	9

	5.2	Haftungsausschluss bei Offenlegung	11

	5.3	Verbot der Abwerbung von Mitarbeitern des Unternehmens	11

	5.4	Nachvertragliches Wettbewerbsverbot	12

	5.5	Rückgabe von vertraulichen Unterlagen und Informationen	15

	5.6	Zukünftiger Arbeitgeber	15

6.	Beendigung des Anstellungsverhältnisses		15

	6.1	Beendigung	15

	6.2	Laufzeit und Kündigung / Kündigungsfrist	16

	6.3	Abberufung und Freistellung	16

	6.4	Pflichten der Gesellschaft bei Beendigung	17

7.	Dienstverhinderung bei Krankheit, Unfall oder aus anderem Grund		18

	7.1	Anzeige	18

	7.2	Dienstverhinderung	18

	7.3	Schadensersatz	19

8.	Schlussbestimmungen		19

	8.1	Schriftformklausel; Verzicht; Ausschlussklausel	19

	8.2	Gesamte Vereinbarung	20

	8.3	Ausschluss und Übereinstimmung mit § 409A	21

	8.4	Anwendbares Recht und Gerichtsstand	21

	8.5	Überschriften, Verweise, Gliederung	21

	8.6	Mitteilungen	22

	8.7	Richtlinien, Regelungen und Leitlinien für Führungskräfte	23

	8.8	Trennbarkeit und Umgestaltbarkeit der Bestimmungen	23

	8.9	Steuern	24

EMPLOYMENT AGREEMENT	ANSTELLUNGSVERTRAG

This Service Agreement (“Agreement”) is entered into by and between Multi-Color Germany Holding GmbH (“Company”), and Dr. Oliver Apel, an individual (“Executive”).	Multi-Color Germany Holding GmbH (die “Gesellschaft”) und Dr. Oliver Apel (der “Geschäftsführer”) schließen hiermit den folgenden Anstellungsvertrag.

RECITALS:	PRÄAMBEL:

A.        The Executive currently serves as the “Finance Director - Labels” of Constantia Labels GmbH on the basis of an employment agreement dated 4 July 2014 (“Employment Agreement”) which was initially entered into by the Executive and Constantia Flexibles Germany GmbH and transferred to Constantia Labels GmbH.

A.        Der Geschäftsführer ist derzeit als “Finance Director - Labels” bei Constantia Labels GmbH mit Arbeitsvertrag vom 4. Juli 2014 (der “Arbeitsvertrag”) tätig, der ursprünglich zwischen dem Geschäftsführer und Constantia Flexibles Germany GmbH geschlossen und auf Constantia Labels GmbH übertragen worden war.

B.        The Company desires to appoint the Executive as managing director and to retain the services of the Executive as its managing director, whereby the Executive shall also serve as “Chief Operating Officer – Food and Beverage” of Multi-Color Corporation, the holding company of the Company, and the Executive desires to render such services to the Company and Multi-Color Corporation.

B.        Die Gesellschaft möchte Herrn Apel zum Geschäftsführer der Gesellschaft ernennen und dessen Dienste als Geschäftsführer beibehalten, wobei der Geschäftsführer zugleich als “Chief Operating Officer – Food and Beverage” – für Multi-Color Corporation, die Konzernobergesellschaft der Gesellschaft tätig wird und der Geschäftsführer möchte diese Dienstleistungen für die Gesellschaft sowie Multi-Color Corporation erbringen.

C.        The parties hereto desire to set forth the terms and conditions of the service relationship between the Executive and the Company by entering into this Agreement that shall replace the Employment Agreement.

C.        Die Parteien beabsichtigen, die Bedingungen des Anstellungsverhältnisses zwischen dem Geschäftsführer und der Gesellschaft, welches den Arbeitsvertrag ersetzen soll, durch den Abschluss dieser Vereinbarung festzulegen.

D. Where mentioned in this Agreement, “affiliate” refers to an affiliated company in the meaning of sec. 15 AktG (Stock Corporations Act), including Multi-Color Corporation.

D.        Soweit in dieser Vereinbarung auf “verbundene Unternehmen” Bezug genommen wird, bezieht sich dies stets auf verbundene Unternehmen im Sinne des § 15 AktG (Aktiengesetz), einschließlich Multi-Color Corporation.

AGREEMENT:	VEREINBARUNG:

NOW, THEREFORE, the parties hereby agree as follows:	DIE PARTEIEN VEREINBAREN HIERMIT DIE NACHFOLGENDEN BEDINGUNGEN:

1. SERVICE / TERMINATION OF FORMER EMPLOYMENT.	1. ANSTELLUNG / AUFHEBUNG DES ARBEITSVERHÄLTNISSES.

1.1      Service. The Company hereby employs the Executive for the “Term” (as defined in Section 2) as its managing director, and the Executive accepts employment by the Company and agrees to serve the Company during the Term, upon the terms and conditions hereinafter set forth.

1.1      Anstellung. Die Gesellschaft beschäftigt den Geschäftsführer für die „Laufzeit“ der Vereinbarung (wie in Abschnitt 2 definiert) und der Geschäftsführer willigt in das Anstellungsverhältnis mit der Gesellschaft ein und verpflichtet sich, für die Gesellschaft während der Laufzeit gemäß den nachfolgenden Anstellungsbedingungen tätig zu werden.

1.2      Termination of former employment. The Employment Agreement is hereby terminated with effect as of the date on which the appointment of the Executive as managing director of the Company becomes effective and thereafter replaced in its entirety by this Agreement. All years of service rendered under the Employment Agreement (i.e. since 27 September 2004) shall be taken into account.

1.2      Aufhebung des Arbeitsverhältnisses. Der Arbeitsvertrag wird zum Zeitpunkt des Wirksamwerdens der Bestellung des Geschäftsführers zum Geschäftsführer der Gesellschaft aufgehoben und in seiner Gesamtheit durch diese Vereinbarung ersetzt. Die unter dem Arbeitsvertrag zurückgelegten Dienstzeiten (d.h. seit 27. Sept. 2004) werden angerechnet.

2.        TERM OF AGREEMENT. Subject to termination as set forth in Section 6, the term of service of the Executive pursuant to this Agreement shall commence the date on which the appointment of the Executive as managing director of the Company becomes effective – which is planned to take place on January 1, 2018 - and shall be indefinite in time thereafter. The “Term” shall refer to the period of time during which the Executive is employed pursuant to this Agreement.

2.        LAUFZEIT DER VEREINBARUNG. Vorbehaltlich einer Beendigung gemäß Abschnitt 6 beginnt die Laufzeit des Anstellungsverhältnisses des Geschäftsführers gemäß dieser Vereinbarung zu dem Zeitpunkt, in dem die Bestellung von Herrn Apel zum Geschäftsführer der Gesellschaft wirksam wird – was für den 1. Januar 2018 vorgesehen ist – und ist danach unbefristet. Die “Laufzeit” bezieht sich auf den Zeitraum, in dem der Geschäftsführer gemäß dieser Vereinbarung tätig wird.

3. SCOPE OF EMPLOYMENT; LOCATION.	3. ART UND ORT DER ANSTELLUNG.

3.1 Scope of Service. During the Term of this Agreement, the Executive shall serve as managing director of the Company.	3.1 Art der Anstellung. Während der Laufzeit dieser Vereinbarung wird Herr Apel als Geschäftsführer der Gesellschaft tätig.

3.2      Duties. The Executive shall devote all of his professional attention and effort, all of his professional expertise and ability and all of his experience to the Company. The Executive shall at all times perform his functions with the due care of a prudent business man and in accordance with the law, in particular in accordance with the German Limited Liability Companies Act (GmbH-Gesetz), with the provisions of the Company’s Articles of Association, the provisions of Agreement, the applicable rules of procedure for the management, the applicable memorandum of association and the instructions from shareholders at shareholders’ meetings. The Executive shall represent the Company in accordance with the German Limited Liability Companies Act (GmbH-Gesetz). The Company may appoint further managing directors at any time and amend the Executive’s power to represent the Company at any time. In the event more than one managing director has been appointed by the Company, the Company is to be managed in consultation with the other managing directors at all times.

3.2      Pflichten. Der Geschäftsführer wird seine volle Einsatzbereitschaft und Arbeitsleistung, seine gesamten Fachkenntnisse und beruflichen Fähigkeiten sowie seine gesamte Berufserfahrung in den Dienst der Gesellschaft stellen. Der Geschäftsführer wird sein Amt stets mit der Sorgfalt eines ordentlichen Kaufmannes und nach Maßgabe der Gesetze, insbesondere des GmbH-Gesetzes, der Bestimmungen der Satzung der Gesellschaft, dieses Anstellungsvertrages, der jeweiligen Geschäftsordnung für die Geschäftsführung, des jeweiligen Gesellschaftsvertrags sowie den Weisungen der Gesellschafterversammlung ausüben. Der Geschäftsführer vertritt die Gesellschaft in Übereinstimmung mit dem GmbH-Gesetz. Die Gesellschaft kann jederzeit weitere Geschäftsführer bestellen und die Vertretungsbefugnis des Geschäftsführers jederzeit ändern. Sind mehrere Geschäftsführer bestellt, so hat die Leitung des Unternehmens stets in Abstimmung mit den anderen Geschäftsführern zu erfolgen.

3.3      Assumption of Further Functions. Upon the request of the Company, the Executive shall also take on duties and responsibilities at businesses and/or entities that are affiliated with the Company, in particular the duties and responsibilities of a member of a management body or supervisory board or a similar position. The same applies to taking on functions at associations and similar organizations, to the extent that the Company has an interest in same. Subject to a written agreement by and the between the parties or this Agreement stating otherwise, the assumption of any such duties and responsibilities does not give rise to any further service relationships between the parties nor to any separate remuneration rights or entitlements. To the extent that the Executive does indeed receive separate remuneration for taking on said positions and offices, said remuneration shall be offset against the Executive’s remuneration rights and entitlements under this Agreement.

3.3      Übernahme weiterer Funktionen. Auf Anfrage der Gesellschaft wird der Geschäftsführer auch Aufgaben und Pflichten bei Unternehmen und Geschäftseinheiten übernehmen, die mit der Gesellschaft verbunden sind, insbesondere die Aufgaben und Pflichten eines Geschäftsführungsorgans oder Aufsichtsrates oder eine ähnliche Position. Dies gilt gleichermaßen für die Übernahme von Funktionen bei Verbänden und ähnlichen Organisationen, soweit die Gesellschaft daran ein Interesse hat. Soweit nicht in einer schriftlichen Vereinbarung der Parteien oder dieser Vereinbarung abweichend bestimmt, erwachsen aus der Übernahme solcher Aufgaben und Pflichten keine weiteren Anstellungsverhältnisse und keine weitergehenden Vergütungsansprüche. Sofern der Geschäftsführer für die Übernahme solcher Ämter und Funktionen tatsächlich eine gesonderte Vergütung erhält, wird diese mit den Vergütungsansprüchen des Geschäftsführers nach dieser Vereinbarung verrechnet.

In particular, the Executive shall also serve as Chief Operating Officer – Food and Beverage of Multi-Color Corporation. The Executive shall have all authority, duties and responsibilities customarily exercised by an individual serving as Chief Operating Officer – Food and Beverage in a corporation of the size and nature of the Multi-Color Corporation and such other authority, duties and responsibilities as are delegated to him by the Board or the Multi-Color Corporation’s Chief Executive Officer from time to time.

Insbesondere wird der Geschäftsführer auch als „Chief Operating Officer – Food and Beverage“ für die Multi-Color Corporation tätig werden. Der Geschäftsführer wird dabei über sämtliche Befugnisse, Pflichten und Verantwortlichkeiten verfügen, die üblicherweise einer Person zustehen, die als „Chief Operating Officer – Food and Beverage“ in einem Unternehmen dieser Art und Größe tätig ist sowie über solche Befugnisse, Pflichten und Verantwortlichkeiten verfügen, die ihm vom Vorstand oder dem Vorstandsvorsitzenden der Multi-Color Corporation zeitweise übertragen werden.

Notwithstanding the foregoing, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, trade association, civic or charitable boards or committees, (B) deliver lectures, fulfil speaking engagements or

Es stellt keinen Verstoß gegen diese Vereinbarung vor, wenn der Geschäftsführer (A) in Fachverbänden, unternehmerischen, bürgerlichen oder wohltätigen Vereinigungen bzw. Ausschüssen tätig ist, (B) Vorlesungen teach at educational institutions, or (C) manage personal investments and affairs, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

hält, Vortragsverpflichtungen nachkommt sowie an Bildungseinrichtungen unterrichtet, oder (C) persönlichen Investitionen und Angelegenheiten nachgeht, solange diese Tätigkeiten die Erfüllung der Verantwortlichkeiten des Geschäftsführers gemäß dieser Vereinbarung nicht wesentlich beeinträchtigen.

3.4      Location and Travel. During the Term of this Agreement, the Executive shall principally perform his duties at the Company’s offices located in Hannoversch Münden, Germany, except in the event the Executive agrees in writing to another location. Notwithstanding the foregoing, the Company may, as far as it is reasonable and considering the Executive’s interests, relocate the Executive to the principal office located in Frankfurt am Main. However, Multi-Color Corporation is headquartered in Batavia, Ohio, and the Executive shall attend this office from time to time, and undertake such other national and international travel, as may be reasonably necessary for the proper performance of his duties. The Company may request a change in the Executive’s principal place of work to Batavia, Ohio, subject to the Executive consenting to such change. If the Executive’s principal place of work is changed and the Executive agrees to move his principal place of residence, the Company will reimburse the Executive for his reasonable relocation costs, real estate agent and solicitor fees and other incidental expenses associated with his transfer to the United States as well as his repatriation to Germany.

3.4      Anstellungsort und Dienstreisen. Während der Laufzeit dieser Vereinbarung nimmt der Geschäftsführer seine Aufgaben grundsätzlich in den Geschäftsräumen der Gesellschaft in Hannoversch Münden wahr, es sei denn, dass der Geschäftsführer einem anderen Ort schriftlich zustimmt. Die Gesellschaft kann, soweit dies angemessen ist und die Interessen des Geschäftsführers berücksichtigt, den Geschäftsführer in die Hauptniederlassung in Frankfurt am Main versetzen. Der Hauptsitz der Multi-Color Corporation befindet sich jedoch in Batavia, Ohio (US) und der Geschäftsführer hat zeitweise diesen Geschäftssitz aufzusuchen und weitere nationale und internationale Geschäftsreisen zu unternehmen, soweit dies für eine ordnungsgemäße Erfüllung seiner Aufgaben angemessen und erforderlich ist. Die Gesellschaft kann den Hauptarbeitsort des Geschäftsführers nach Batavia, Ohio (US), verlegen, sofern der Geschäftsführer einer solchen Änderung zustimmt. Wenn sich der Hauptarbeitsort des Geschäftsführers ändert und dieser bereit ist, seinen (Haupt-)Wohnsitz zu verlegen, erstattet die Gesellschaft dem Geschäftsführer seine die mit seinem Umzug in die USA und ggf. seiner späteren Rückkehr nach Deutschland verbundenen Umzugskosten, Immobilienmakler- und Anwaltskosten sowie andere Nebenkosten in angemessenem Umfang.

4. COMPENSATION.	4. VERGÜTUNG.

4.1 Base Salary. Effective January 1, 2018, the Executive shall receive a	4.1 Grundgehalt. Mit Wirkung zum 1. Januar 2018 erhält der Geschäftsführer ein beginning Annual Base Salary of €325,000. The Annual Base Salary shall be reviewed annually based upon Executive’s performance, pertinent salary survey information and such other information as the Compensation Committee deems appropriate, but may not be adjusted downward without the Executive’s written consent. The Annual Base Salary shall be payable net of all bank fees in accordance with the Company’s normal payroll practices, and is subject to all proper taxes and withholding. After any such adjustment, the term “Annual Base Salary” as used in this Agreement shall thereafter refer to such amount as adjusted.

jährliches Grundgehalt in Höhe von (zunächst) EUR 325.000 (in Worten: dreihundertfünfundzwanzigtausend) brutto. Das Jahresgrundgehalt wird jährlich überprüft, basierend auf der Leistung des Geschäftsführers, relevanten Gehaltsstrukturdaten und anderen Informationen, die das “Compensation Committee” als relevant erachtet, kann jedoch ohne die schriftliche Zustimmung des Geschäftsführers nicht reduziert werden. Das Jahresgrundgehalt ist zahlbar nach Abzug aller Abgaben gemäß den normalen Gehaltsabrechnungsprozessen der Gesellschaft und unterliegt allen einschlägigen Steuern und Sozialabgaben. Nach einer Anpassung bezieht sich der in diesem Vertrag verwendete Begriff “Jahresgrundgehalt” auf den jeweils angepassten Betrag.

4.2      Bonus. Effective April 1, 2018, Executive will be eligible to participate in the Multi-Color Corporation Management Incentive Compensation Program (the “Incentive Plan”), subject to the terms and conditions as specified in the Incentive Plan. The Incentive Plan is based on meeting certain financial targets as established by, and in the sole discretion of, the Board or by the Compensation Committee of the Board of Multi-Color Corporation on an annual basis. The bonus target, as a percent of Annual Base Salary, is 50%, with a bonus range between 25% and 75% of Annual Base Salary. If financial targets are met between the minimum, target and maximum brackets, the payout is calculated on a prorated basis between the two brackets that apply. The Executive shall be paid his Bonus when other executives of the Company are paid their annual bonuses, but in no event beyond the last day on which such payment would qualify as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4). In the event the Agreement is terminated by the Company for good cause (Section 626 German Civil Code (BGB), there shall be no entitlement to a bonus for the

4.2      Bonus. Mit Wirkung zum 1. April 2018 ist der Geschäftsführer berechtigt, an dem “Multi-Color Color Corporation Management Incentive Compensation Program” (dem “Incentive Plan”) teilzunehmen, entsprechend der im Incentive Plan festgelegten Bedingungen. Der Incentive Plan basiert auf der Erfüllung bestimmter finanzieller Ziele, die von und nach alleinigem Ermessen des Vorstands oder des “Compensation Committee” des Vorstands der Multi-Color Corporation jährlich bestimmt werden. Der Zielbonus beträgt 50% des Jahresgrundgehalts, wobei der Bonusrahmen zwischen 25% und 75% des Jahresgrundgehalts liegt. Werden die finanziellen Ziele zwischen den Mindest-, Ziel-und Höchstgrenzen erreicht, so erfolgt die Berechnung anteilig zwischen den beiden jeweils einschlägigen Grenzen. Der Geschäftsführer erhält seinen Bonus in dem Zeitpunkt, in dem auch andere Führungskräfte der Gesellschaft ihren Jahresbonus erhalten, jedoch in keinem Falle nach dem Tag, an dem diese Zahlung als “short term deferral” gemäß (US) Treasury Regulation § 1.409A-1(b)(4) gelten würde. Sofern dieser Anstellungsvertrag relevant financial year. In other cases of a departure in the course of a given year the bonus shall be calculated according to the level of target achievement at the time of departure and in the event said departure is preceded by an irrevocable release of the Executive from duty, it shall be calculated according to the level of target achievement at the time of said release.

durch die Gesellschaft aus wichtigem Grund (§ 626 BGB) gekündigt wird, besteht für das betreffende Geschäftsjahr kein Bonusanspruch. In sonstigen Fällen des unterjährigen Ausscheidens bemisst sich der Bonus nach dem Zielerreichungsgrad zum Zeitpunkt des Ausscheidens und im Falle einer vorhergehenden unwiderruflichen Freistellung des Geschäftsführers nach dem Zielerreichungsgrad zum Zeitpunkt der Freistellung.

4.3       Restricted Stock Grant; Stock Option and Restricted Stock Awards. Effective April 1, 2018, the Executive shall participate in a share based bonus program of Multi-Color Corporation and shall be granted a number of restricted share units (RSU’s) of Multi-Color’s stock having a total value equal to US$285,000 and such number of common stock (Restricted Shares) of Multi-Color Corporation having a total value equal to US$95,000, as set forth more fully in that certain Restricted Share Unit Agreement (Performance-Based), and that certain Restricted Share Agreement (Time-Based), each dated April 1, 2018. The Executive may be eligible for future grants during the Term of this Agreement, as determined and subject to the terms set by the Board of Multi-Color Corporation or its committees from time to time.

Mit Wirkung zum 1. April 2018 wird der Geschäftsführer an einem anteilsbasierten Bonus Programm der Multi-Color Corporation teilnehmen und erhält eine Anzahl von “Restricted Stock Units” (“RSUs”) aus dem Aktienbestand der Multi-Color Corporation mit einem Gesamtwert von USD 285.000 sowie eine Anzahl von Aktien (“Restricted Shares”) der Gesellschaft, deren Gesamtwert USD 95.000 entspricht, wie in dem “Restricted Share Unit Agreement” (leistungsabhängig) sowie dem “Restricted Share Agreement” (zeitabhängig), jeweils datierend auf den 1. April 2018, näher geregelt. Der Geschäftsführer kann während der Laufzeit dieser Vereinbarung gegebenenfalls zum Bezug weiterer Zuwendungen berechtigt sein, wobei sich dies nach den Bedingungen richtet, die der Vorstand der Multi-Color Corporation oder seine Ausschüsse festlegen.

4.4      Pension Plan. The Company will, if and to the extent that this is permissible from a legal and a tax perspective, continue the existing occupational pension, i.e. the Executive may make an annual pension contribution of up €15,000 gross by way of a salary conversion to an appropriate pension fund and the Company will continue to pay the annual contributions to the existing company direct insurance (plus tax), in the amount of €1,752. In addition, the Company will also make the required contribution to the statutory pension fund.

4.4      Altersversorgung. Sofern und soweit gesetzlich und steuerlich zulässig, wird die Gesellschaft die bestehende Altersversorgung fortführen und damit sowohl dem Geschäftsführer ermöglichen, im Wege einer Entgeltumwandlung einen jährlichen Vorsorgebetrag von bis zu EUR 15.000 brutto an eine entsprechende Pensionskasse zu übertragen als auch den Beitrag zur bestehenden Firmendirektversicherung zuzüglich Steuern in Höhe von EUR 1.752 weiter zahlen. Zudem wird die Gesellschaft den vorgeschriebenen Beitrag zur gesetzlichen

Rentenversicherung leisten.

4.5      Accident Insurance The Company shall, if and to the extent that this is legally permissible, continue the existing accident insurance for the Executive. All claims to benefits shall be subject to the terms and conditions of the applicable insurance policy.

4.5      UnfallversicherungDie Gesellschaft wird, sofern und soweit gesetzlich zulässig, die zugunsten des Geschäftsführers bestehende Unfallversicherung fortführen. Es gelten die Versicherungsbedingungen in ihrer jeweiligen Fassung.

4.6      Medical Insurance. During the Term of this Agreement, if the Executive participates in a private health care policy instead of a mandatory health care policy, the Company will subsidize such private health care policy up to the statutory employer maximum.

4.6      Krankenversicherung. Wenn der Geschäftsführer während der Dauer dieser Vereinbarung Beiträge an eine private statt eine gesetzliche Krankenversicherung zahlt, übernimmt die Gesellschaft einen Teil dieser Beitragspflicht bis zur Höhe des Arbeitgeberanteils in der gesetzlichen Krankenversicherung.

4.7    Expenses. During the Term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company’s policies, as applicable from time to time, and in compliance with applicable tax laws.

4.7      Aufwendungen. Während der Laufzeit dieser Vereinbarung hat der Geschäftsführer Anspruch auf Erstattung der ihm in geschäftlichen Angelegenheiten entstehenden angemessenen Aufwendungen gemäß der jeweils geltenden Richtlinien der Gesellschaft und im Einklang mit den jeweils anwendbaren steuerlichen Vorschriften.

4.8      Automobile Allowance. During the Term of this Agreement, the Executive will be provided a leased vehicle in accordance with the Company’s car policy. The leased vehicle may be used for private purposes. Any private use that results in a non-cash benefit will be taxed at a flat-rate according to current tax regulations, or through other tax approaches as permitted by German tax law. This tax is to be borne by the Executive.

4.8      Dienstwagen. Während der Laufzeit dieser Vereinbarung wird dem Geschäftsführer ein Dienstwagen entsprechend der Dienstwagenrichtlinie der Gesellschaft (“Company’s Car Policy”) zur Verfügung gestellt. Der Dienstwagen darf für private Zwecke genutzt werden. Jede private Nutzung, die zu einer geldwerten Leistung führt, ist nach den geltenden steuerrechtlichen Vorschriften oder nach sonstigen steuerlichen Ansätzen des deutschen Steuerrechts zu versteuern. Diese Steuer trägt der Geschäftsführer.

4.9      Leave. The Executive is entitled to an annual leave of 30 working days per calendar year.. Leave must be scheduled with sufficient advance notice to take into account the Company’s business needs. Days of annual leave of a given calendar must be taken by 31 March of the following year, after

4.9      Urlaub. Der Geschäftsführer hat Anspruch auf einen Jahresurlaub von 30 Arbeitstagen. Urlaub muss mit einer ausreichenden Vorlaufzeit geplant werden, um die betrieblichen Erfordernisse der Gesellschaft zu berücksichtigen. Urlaubstage eines Kalenderjahres müssen bis zum 31. März des

which they shall be forfeited with no payment in lieu made.	Folgejahres genommen werden, sonst verfallen sie ohne dass ein finanzieller Ausgleich erfolgt.

5.      CONFIDENTIALITY, NON-COMPETITION AND OTHER COVENANTS. In consideration of the Company’s employment of the Executive and such additional consideration as required by applicable law and hereinafter provided, the Executive does covenant and agree with the Company as follows:

5.      VERTRAULICHKEIT UND WETTBEWERBSVERBOTE. In Ansehung des Anstellungsverhältnisses zwischen dem Geschäftsführer und der Gesellschaft sowie unter Berücksichtigung weiterer Erwägungen gemäß einschlägiger gesetzlicher Bestimmungen, die im Folgenden aufgeführt werden, erkennt der Geschäftsführer die nachfolgenden Verpflichtungen an und kommt mit der Gesellschaft wie folgt überein:

5.1      Non-Disclosure of Confidential Materials, Information and Intellectual Property. The Executive acknowledges that as a leader in the highly-competitive businesses of printing labels, including but not limited to, inmold, pressure sensitive, heat transfer, cut and stack and shrink sleeve label technologies, the Company and its affiliates have developed, acquired and implemented confidential intellectual property, materials and information, proprietary strategies and programs, which the Company and its affiliates have taken steps to protect as trade secrets (as defined in Ohio’s Uniform Trade Secrets Act, OHIO REV. CODE §§ 1333.61—1333.69) and which include copyrighted materials, patent materials, expansion plans, market research, sales systems, marketing programs, product development strategies, budgets, pricing and cost strategies, identity and requirements of accounts, and other non-public proprietary information regarding customers and employees of the Company and its affiliates or of customers or non-public proprietary information regarding the business of the Company and its affiliates or the business of customers of the Company and its affiliates (collectively “Confidential Materials and Information”). In performing duties for the Company and its affiliates, the Executive

5.1      Geheimhaltung vertraulicher Materialien, Informationen und geistigen Eigentums. Dem Geschäftsführer ist bekannt, dass die Gesellschaft sowie die mit ihr verbundenen Unternehmen als führendes Unternehmen im hart umkämpften Bereich des Etikettendrucks, einschließlich, aber nicht beschränkt auf, Inmold-, Haftklebe-, Wärmetransfer-, Zuschnitt-, Stapel- und Schrumpfschlauch-Etikettentechnologien, vertrauliche Immaterialgüter, Materialien und Informationen, sowie urheberrechtlich geschützte Strategien und Programme entwickelt, erworben und implementiert hat, die die Gesellschaft und die mit ihr verbundenen Unternehmen als Geschäftsgeheimnisse (im Sinne des US-amerikanischen Ohio’s Uniform Trade Secrets Act, US-OHIO REV. CODE §§ 1333.61 - 1333.69) schützen lassen und die urheberrechtlich geschützte Güter, Patente, Wachstumspläne, Marktforschungsinformationen, Vertriebssysteme, Marketingprogramme, Produktentwicklungsstrategien, Budgetplanungen, Preis- und Kostenstrategien sowie Kennungen und Anforderungen von Konten und andere nicht öffentlich zugängliche Informationen über Kunden und Mitarbeiter der Gesellschaft und mit ihr

regularly will be exposed to and work with Confidential Materials and Information of the Company and its affiliates. The Executive acknowledges that such Confidential Materials and Information are critical to the success of the Company and its affiliates and that Company and its affiliates have invested substantial money in developing these Confidential Materials and Information. While the Executive is employed by the Company, and after such employment ends for any reason, the Executive will not reproduce, publish, disclose, use, reveal, show, or otherwise communicate to any person or entity any Confidential Materials and Information of the Company and its affiliates, unless specifically assigned or directed by the Company or its affiliates to do so or unless it shall have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The covenant in this Section 5.1 has no temporal, geographical or territorial restriction or limitation, and it applies wherever the Executive may be located. The engaging by the Executive in any of the activities prohibited by this Section 5.1 shall constitute improper appropriation and/or use of such information. The Executive expressly acknowledges the trade secret status of the confidential information of the Company and its affiliates and that the confidential information constitutes a protectable business interest of the Company and its affiliates .

verbundener Unternehmen oder nicht-öffentlich zugängliche Informationen der Kunden über die Geschäftstätigkeit der Gesellschaft und mit ihr verbundener Unternehmen oder das Geschäft der Kunden der Gesellschaft und mit ihr verbundener Unternehmen (zusammen “vertrauliche Materialien und Informationen”) beinhalten. Bei der Erfüllung seiner Pflichten gegenüber der Gesellschaft und mit ihr verbundener Unternehmen ist der Geschäftsführer regelmäßig mit vertraulichen Materialien und Informationen der Gesellschaft und mit ihr verbundener Unternehmen in Kontakt und arbeitet mit diesen. Der Geschäftsführer erkennt an, dass solche vertraulichen Materialien und Informationen für den Erfolg der Gesellschaft und der mit ihr verbundenen Unternehmen entscheidend sind und dass die Gesellschaft und die mit ihr verbundenen Unternehmen erhebliche Mittel in die Entwicklung der vertraulichen Materialien und Informationen investiert haben. Solange der Geschäftsführer bei der Gesellschaft angestellt ist sowie nach Beendigung dieses Anstellungsverhältnisses, gleich aus welchem Beendigungsgrund, wird der Geschäftsführer keine vertraulichen Materialien und Informationen der Gesellschaft oder mit ihr verbundener Unternehmen reproduzieren, veröffentlichen, zugänglich machen, verwenden, offenlegen, darstellen oder auf andere Weise an eine Person oder ein Unternehmen kommunizieren, es sei denn, dass die Gesellschaft oder ein mit ihr verbundenes Unternehmen dies ausdrücklich zulässt oder anordnet oder dass das vertrauliche Material oder die Information öffentlich bekannt wird (ausgenommen durch Handlungen des Geschäftsführers oder seiner Vertreter). Die Vertraulichkeitsvereinbarung in diesem Abschnitt 5.1 hat keine zeitliche, geografische oder territoriale Beschränkung und gilt überall dort, wo sich der Geschäftsführer befindet. Die Vornahme einer der in Abschnitt 5.1 verbotenen Tätigkeiten durch den Geschäftsführer stellt eine unzulässige Aneignung und / oder Verwendung solcher Informationen dar. Der Geschäftsführer anerkennt ausdrücklich den Geschäftsgeheimnisstatus der vertraulichen Informationen der Gesellschaft und mit ihr verbundener Unternehmen an sowie dass diese ein zu schützendes Geschäftsinteresse der Gesellschaft und der mit ihr verbundenen Unternehmen darstellen.

5.2      Immunity from Liability for Disclosure. Pursuant to 18 U.S.C § 1833 (b)(3)(A), the Company hereby notifies the Executive of his immunity from criminal or civil liability under Federal or State trade secret laws for disclosure of a trade secret that is made either: (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Unless otherwise stated in this Agreement, the preceding sentence and the immunity granted therein does not restrict the Company or one of its affiliates’ right to enforce the confidentially obligations under Section 5.1 or prevent the Company and its affiliates from pursuing a cause of action for a breach of these confidentiality obligations, provided that such cause of action does not arise out of Federal or State trade secret law.

5.2      Haftungsausschluss bei Offenlegung. Gemäß 18 U.S.C § 1833 (b) (3) (A) informiert die Gesellschaft hiermit den Geschäftsführer über den Ausschluss von strafrechtlicher oder zivilrechtlicher Haftung nach US-Geheimnisschutzgesetzen für die Offenlegung eines Geschäftsgeheimnisses, welches entweder: (1) vertraulich, direkt oder indirekt an einen Bundes-, Staats- oder lokalen Regierungsbeamten, oder an einen Anwalt mit dem alleinigen Ziel erfolgt, einen mutmaßlichen Gesetzesverstoß zu melden oder zu untersuchen; oder (2) in einer Beschwerde oder einem anderen Dokument erfolgt, das in einer Klage oder einem anderen Verfahren eingereicht wurde, wenn diese Einreichung versiegelt erfolgte. Sofern in dieser Vereinbarung nichts anderes bestimmt ist, schränkt der vorstehende Satz und der darin gewährte Haftungsausschluss das Recht der Gesellschaft oder mit ihr verbundener Unternehmen zur Durchsetzung der Vertraulichkeitsverpflichtungen nach Ziffer 5.1 nicht ein oder hindert die Gesellschaft oder die mit ihr verbundenen Unternehmen nicht daran, Ansprüche wegen Verletzung dieser Geheimhaltungspflichten geltend zu machen, sofern sich der Grund dieser Ansprüche nicht aus US-Geheimnisschutzgesetzen ergibt.

5.3      Non-Solicitation of the Company’s Employees. For a period of twenty-four (24) months after the termination of his service relationship, the Executive will not actively solicit, either directly or indirectly through any third person, any other employee of the Company to terminate his or her

5.3      Verbot der Abwerbung von Mitarbeitern des Unternehmens. Für einen Zeitraum von vierundzwanzig (24) Monaten nach der Beendigung des Anstellungsverhältnisses wird der Geschäftsführer weder direkt noch indirekt durch eine dritte Person, einen anderen employment with the respective entity without the written consent of the Company. For each action resulting in the culpable breach of this non-solicitation covenant, the Executive shall pay a contractual penalty equal to one gross monthly salary. This does not limit the Company’s right to claim further damages and take further actions and remedies available to it at law in the event of a breach. The non-solicitation obligation shall also apply to employees of affiliates of the Company.

Angestellten der Gesellschaft dazu bewegen, sein Anstellungsverhältnis mit der jeweiligen Gesellschaft ohne schriftliche Zustimmung der Gesellschaft zu beenden. Für jeden schuldhaften Verstoß gegen dieses Abwerbeverbot hat der Geschäftsführer eine Vertragsstrafe von einen Bruttomonatsgehalt zu zahlen. Dies schränkt das Recht der Gesellschaft zur Geltendmachung weiterer Schäden und zur Ergreifung weiterer Maßnahmen im Falle eines Verstoßes nicht ein. Dieses Abwerbeverbot gilt ebenso für Mitarbeiter verbundener Unternehmen.

5.4 Covenant Against Unfair Competition	5.4 Nachvertragliches Wettbewerbsverbot.

(a)      While the Executive is employed by the Company, and for a period of eighteen (18) months after the termination of his employment, the Executive will not, either directly or indirectly: (i) work for any individual or entity – be it as a managing director, an employee, on a self-employed or any other basis-, or own, control, or invest in any entity, that is a direct or indirect competitor of the Company or its affiliates in North America, Germany, Belgium, the United Kingdom, France, Australia, South Africa, Italy, Romania, Poland or Chile (the “Non-Compete Region”); or (ii) call on, solicit or communicate with any customers of the Company or its affiliates or prospects for the purpose of obtaining such customer’s or prospect’s business in violation of the restrictions on competition contained in clause (i) of this Section 5.4, other than for the benefit of the Company or its affiliates. As used in this Agreement, the term “customer” means a business entity (including representatives of such business entity) to which the Company or its affiliates provided goods or services at any time in the prior twenty-four (24) months before the termination or expiration of this Agreement, and the term “prospect” means a business entity (including representatives of such business entity) to which, at any time in

(a)      Während der Geschäftsführer bei der Gesellschaft angestellt ist und für einen Zeitraum von achtzehn (18) Monaten nach Beendigung seines Anstellungsverhältnisses wird der Geschäftsführer weder direkt noch indirekt: (i) für irgendeine natürliche oder juristische Person als Geschäftsführer, Arbeitnehmer, Selbständiger oder auf andere Weise tätig werden oder ein Unternehmen besitzen, kontrollieren oder in dieses investieren, das ein direkter oder indirekter Wettbewerber der Gesellschaft oder der mit ihr verbundenen Unternehmen in Nordamerika, Deutschland, Belgien, dem Vereinigten Königreich, Frankreich, Australien, Südafrika, Italien, Rumänien, Polen oder Chile (die “Region des Wettbewerbsverbots”) ist; oder (ii) einen Kunden oder Interessenten der Gesellschaft oder der mit ihr verbundenen Unternehmen ersuchen, auffordern oder mit ihm kommunizieren, um das Geschäft dieses Kunden oder Interessenten unter Verletzung der Beschränkung durch dieses in Klausel (i) dieses Abschnitts 5.4 enthaltenen Wettbewerbsverbot, anders als zum Vorteil der Gesellschaft oder mit ihr verbundener Unternehmen, zu erlangen. Im Sinne dieser Vereinbarung bedeutet der Begriff “Kunde” eine wirtschaftliche Einheit (einschließlich Vertretern einer solchen wirtschaftlichen the previous twenty four (24) months before the termination or expiration of this Agreement, the Company or its affiliates made a written proposal for providing goods or services. Ownership, for personal investment purposes only, of not in excess of two percent (2%) of the voting stock of any publicly held corporation, shall not constitute a violation hereof.

Einheit), der die Gesellschaft oder mit ihr verbundene Unternehmen in den letzten vierundzwanzig (24) Monaten vor Beendigung oder Ablauf dieser Vereinbarung Güter oder Dienstleistungen zur Verfügung gestellt haben und der Begriff “Interessent” bezeichnet eine wirtschaftlichen Einheit (einschließlich Vertretern dieser wirtschaftlichen Einheit), der die Gesellschaft oder mit ihr verbundene Unternehmen in den letzten vierundzwanzig (24) Monaten vor Beendigung oder Ablauf dieser Vereinbarung schriftlich einen Vorschlag für die Bereitstellung von Waren oder Dienstleistungen gemacht haben. Der Erwerb von nicht mehr als zwei Prozent (2%) des Stimmrechtsbestandes einer öffentlich gehaltenen Kapitalgesellschaft, der ausschließlich zu persönlichen Anlagezwecken gehalten wird, stellt keinen Verstoß gegen diese Bestimmung dar.

(b)      As consideration for the restrictive covenants set forth in this Section 5.4, for the eighteen (18) months following the Date of Termination (the “Post-Contractual Non-Compete Period”), the Executive shall receive an amount that, for every year in which the post-contractual non-compete covenant applies, equals to 50% of the Executive’s total remuneration most recently received by him pursuant to his contract.

(b)      Als Gegenleistung für die in diesem Abschnitt 5.4 vorgesehenen Wettbewerbsbeschränkungen erhält der Geschäftsführer für einen Zeitraum von achtzehn (18) Monaten seit dem Tag der Beendigung dieser Vereinbarung (“nachvertragliches Wettbewerbsverbot”) einen Betrag, der für jedes Jahr, in dem das nachvertragliche Wettbewerbsverbot gilt, 50% der Gesamtvergütung des Geschäftsführers ausmacht, welche dieser zuletzt gemäß seinem Vertrag erhalten hat.

(c)      All other income received from the Executive during the Post-Contractual Non-Compete Period are deducted from the compensation payment pursuant to section 74c German Commercial Code (HGB). At the end of each quarter during the Post-Contractual Non-Compete Period, the Executive shall, without being asked to do so, submit a written statement on whether he received income from other sources and if so what amount. If so requested, the Executive shall provide sufficient proof.

(c)      Sämtliche Einkünfte, die der Geschäftsführer während der Dauer des nachvertraglichen Wettbewerbsverbots erzielt, werden von der Karenzentschädigung nach § 74c HGB abgezogen. Am Ende eines jeden Quartals während der Dauer des nachvertraglichen Wettbewerbsverbots hat der Geschäftsführer unaufgefordert eine schriftliche Erklärung darüber abzugeben, ob und in welcher Höhe er Einnahmen aus anderen Quellen erhalten hat. Auf Verlangen hat der Geschäftsführer hinreichenden

Nachweis zu erbringen.

(d)      For each action resulting in the culpable breach of the post-contractual non-compete covenant, the Executive shall pay a contractual penalty equal to the gross monthly salary most recently received by him. Should the breach consist in participating in the capital of a competing undertaking or entering into a contract for the performance of a continuing service (e.g. an employment, service, commercial agent or consultancy agreement), the contractual penalty shall be imposed anew for each month in which the ongoing breach occurs. If individual breaches occur within the scope of an ongoing breach, the contractual penalty owed for the ongoing breach shall cover the penalty for the individual breach. Where several contractual penalties are imposed, the total amount of the penalties to be paid shall be limited to six times the monthly gross salary most recently received by the Executive.

(d)      Für jede Handlung, die eine schuldhafte Verletzung dieses nachvertraglichen Wettbewerbsverbots zur Folge hat, hat der Geschäftsführer eine Vertragsstrafe in Höhe eines von ihm zuletzt bezogenen Bruttomonatsgehalts zu zahlen. Besteht der Verstoß darin, an einem konkurrierenden Unternehmen beteiligt zu sein oder einen Vertrag über die Erbringung einer fortlaufenden Dienstleistung abgeschlossen zu haben (z. B. einen Anstellungs-, Dienstleistungs-, Handelsvertreter- oder Beratervertrag), so wird die Vertragsstrafe für jeden Monat neu angesetzt, in welchem der fortlaufende Verstoß auftritt. Wenn einzelne Verstöße im Rahmen eines fortlaufenden Verstoßes auftreten, so soll die Vertragsstrafe, die für den fortlaufenden Verstoß geschuldet wird, die Strafe für den individuellen Verstoß mitumfassen. Wenn mehrere Vertragsstrafen verhängt werden, ist der Gesamtbetrag der zu zahlenden Strafen auf das Sechsfache eines Bruttomonatsgehalts, wie es der Geschäftsführer zuletzt erhalten hat, begrenzt.

(e) The Company reserves the right to claim further damages and take further actions and remedies available to it at law in the event of a breach (e.g. restrictive injunction).

(e)      Die Gesellschaft behält sich das Recht vor, im Falle eines Verstoßes weitere Schadensersatzansprüche geltend zu machen und rechtliche Schritte einzuleiten (z.B. eine einstweilige Verfügung zu erwirken).

(f)      Unless otherwise provided in this section of the Agreement, Section 74 et seqq. German Commercial Code (HGB), in particular Section 74 a (1) HGB (rules on reduction of invalid provisions to preserve validity) and Section 74 c HGB, shall be applicable. The rule under Section 75 a HGB regarding the Company’s option to waive imposition of the post-contractual non-compete obligations shall be applicable with the proviso that the outstanding period following a relevant waiver declaration is reduced to six months. The application of Section 75(2) HGB is hereby excluded.

(f)      Sofern nicht in diesem Abschnitt anders geregelt, finden die §§ 74 ff. HGB, insbesondere § 74 a Abs. 1 HGB (Vorschriften über die geltungserhaltende Reduktion) und § 74 c HGB, Anwendung. Die Regelung des § 75 a HGB über die Verzichtsmöglichkeit der Gesellschaft auf das nachvertragliche Wettbewerbsverbot findet mit der Maßgabe Anwendung, dass sich der verbleibende Zeitraum seit der Erklärung auf sechs Monate reduziert. Die Anwendung von § 75 Abs. 2 HGB wird ausgeschlossen.

(g) The post-contractual non-compete covenant shall not enter into force if the Agreement terminates for the reason that the Executive reaches the statutory retirement age.	(g) Das nachvertragliche Wettbewerbsverbot tritt nicht in Kraft, wenn die Vereinbarung endet, weil der Geschäftsführer das gesetzliche Renteneintrittsalter erreicht hat.

5.5      Return of Confidential Materials and Information. The Executive agrees that whenever the Executive’s service relationship with the Company ends for any reason, all documents, including information stored in electronic format, containing or referring to Confidential Materials and Information of the Company and its affiliates that may be in the Executive’s possession, or over which the Executive may have control, will be delivered by the Executive to the respective entity immediately, with no request being required.

5.5      Rückgabe von vertraulichen Unterlagen und Informationen. Der Geschäftsführer erklärt sich bereit, im Falle der Beendigung des Anstellungsverhältnisses gleich aus welchem Grund, unaufgefordert sämtliche Dokumente, einschließlich elektronisch gespeicherter Informationen, die vertrauliche Materialien und Informationen der Gesellschaft oder mit ihr verbundener Unternehmen enthalten oder sich darauf beziehen und die sich im Besitz des Geschäftsführers befinden oder über die der Geschäftsführer verfügt, sofort an die Gesellschaft zurückzugeben.

5.6      Future Employer. If applicable, the Executive shall inform any prospective or future employer of all of the restrictive covenants and agreements contained in this Agreement, and provide such employer with a copy of such provisions, prior to the commencement of that employment.

5.6      Zukünftiger Arbeitgeber. Falls einschlägig, hat der Geschäftsführer jeden potenziellen oder zukünftigen Arbeitgeber über alle in dieser Vereinbarung enthaltenen einschränkenden Klauseln und Vereinbarungen zu informieren und dem Arbeitgeber vor Beginn dieser Beschäftigung eine Kopie dieser Bestimmungen zur Verfügung stellen.

6. TERMINATION OF EMPLOYMENT	6. BEENDIGUNG DES ANSTELLUNGSVERHÄLTNISSES

6.1 Termination The Executive’s service relationship with the Company shall end automatically without notice upon the occurrence of the first of the following events:	6.1 Beendigung. Das Anstellungsverhältnis mit der Gesellschaft endet automatisch bei Eintritt des ersten der folgenden Ereignisse:

(a)      Disability. On expiry of the month in which a decision is issued by the responsible social security carrier, stating that the Executive is permanently disabled and that he does not withdraw his application before the expiry of the opposition period or restrict his application to a temporary pension. In any

(a)      Vollständige Erwerbsminderung. Mit Ablauf des Monats, in dem eine Entscheidung des zuständigen Sozialversicherungsträgers ergeht, in welcher festgestellt wird, dass der Geschäftsführer vollständig erwerbsgemindert ist, sofern er seinen Antrag nicht vor Ablauf der case, the service relationship will not end automatically prior to the day on which pension payments are made for the first time. If the social security carrier grants only a temporary pension, the service relationship will be suspended for the period for which this pension is granted, but no later than the termination date in accordance with the first sentence. Sentences 1 and 2 do not apply if the Executive is still able, without restrictions, to render the work contractually owed;

Widerspruchsfrist zurückzieht oder auf eine Rente auf Zeit beschränkt. In jedem Fall endet das Arbeitsverhältnis nicht automatisch vor dem Tag, an dem die Rentenzahlungen zum ersten Mal geleistet werden. Wenn der Sozialversicherungsträger nur eine Rente auf Zeit gewährt, so ruht das Arbeitsverhältnis für den Zeitraum, für den diese Rente gewährt wird, längstens jedoch bis zum Beendigungsdatum gemäß Satz 1. Die Sätze 1 und 2 gelten nicht, wenn der Geschäftsführer ohne Einschränkung die vertraglich geschuldete Leistung erbringen kann;

(b) Retirement Age. On expiry of the month in which the Executive reaches the applicable retirement age of the statutory pension insurance.	(b) Renteneintrittsalter. Mit Ablauf des Monats, mit welchem der Geschäftsführer das für ihn geltende gesetzliche Renteneintrittsalter erreicht.

6.2      Term and Termination / Notice Period. This Agreement is entered into for an indefinite period in time. This Agreement may be ordinarily terminated by either party subject to a notice period of six months effective as of the end of a calendar month. The right to terminate this Agreement for cause (sec. 626 of the German Civil Code) shall remain unaffected.

6.2      Laufzeit und Kündigung / Kündigungsfrist. Diese Vereinbarung wird auf unbestimmte Zeit geschlossen. Sie kann ordentlich mit einer Frist von sechs Monaten zum Ende eines Kalendermonats gekündigt werden. Das Recht zur außerordentlichen Kündigung aus wichtigem Grund (§ 626 BGB) bleibt unberührt.

6.3      Revocation. The appointment as managing director may be revoked at any time by a shareholder resolution via a shareholders’ meeting. The revocation shall serve to terminate the present Agreement, with said termination becoming effective as of the earliest possible date pursuant to section 6.2 above. In the event of a revocation of the appointment of the Executive as managing director of the company and in all other cases of the termination of said appointment as well as in the event of a termination of this Agreement by either party, the Company may, under continued payment of the contractual remuneration, for all or part of the applicable notice period, revocably or irrevocably require that the Executive ceases performing any work for the Company. Any unused holiday entitlement will be set off against any period of

6.3      Abberufung und Freistellung. Die Bestellung zum Geschäftsführer kann durch Beschluss der Gesellschafterversammlung jederzeit widerrufen werden. Der Widerruf der Bestellung gilt als Kündigung dieses Anstellungsvertrages zum nächstmöglichen Zeitpunkt gemäß Abschnitt 6.2. Die Gesellschaft ist im Falle des Widerrufs der Bestellung sowie in allen anderen Fällen der Beendigung der Bestellung sowie im Falle der Kündigung dieser Vereinbarung durch eine der Parteien berechtigt, den Geschäftsführer unter fortgesetzter Zahlung der vertraglichen Vergütung für die gesamte oder einen Teil der Dauer der Kündigungsfrist widerruflich oder unwiderruflich von seiner Tätigkeit freizustellen. Noch nicht genutzte Urlaubstage werden auf den Freistellungszeitraum

the period of release, whereby unused holiday is granted irrevocably at the beginning of the period of release. Sec. 615 sen. 2 BGB (German Civil Code) shall apply accordingly.	angerechnet, wobei nicht genutzter Urlaub zu Beginn der Freistellung unwiderruflich gewährt wird. § 615 S. 2 BGB bleibt unberührt.

6.4      Obligations of the Company upon Termination. If the Executive’s service relationship is terminated (i) by the Company for any reason other than Cause, (ii) by the Executive for Good Reason or (iii) ends as a result of the Executive’s death, disability or retirement age:

6.4      Pflichten der Gesellschaft bei Beendigung. Wenn das Anstellungsverhältnis des Geschäftsführers (i) von der Gesellschaft aus anderem als wichtigem Grund, (ii) durch den Geschäftsführer aus wichtigem Grund oder (iii) infolge des Todes, einer vollständigen Erwerbsminderung oder Erreichen des Renteneintrittsalters des Geschäftsführers beendet wird, gilt:

(a)      The Company shall pay, or commence to pay, as applicable, to the Executive within 30 days after the Date of Termination, the Executive’s Annual Base Salary through the Date of Termination to the extent not previously paid, in a single lump sum in cash;

(a)      Die Gesellschaft wird dem Geschäftsführer, soweit zutreffend, innerhalb von 30 Tagen nach dem Beendigungszeitpunkt das bis zum Ende der Kündigungsfrist angefallene jährliche Grundgehalt in einem einzigen Betrag insoweit auszahlen, als dieses noch nicht ausgezahlt worden ist;

(b)      The Company shall pay, or commence to pay, as applicable, to the Executive any compensation previously deferred by the Executive and any other non-qualified benefit plan balances to the extent not previously paid, in accordance with the terms of deferral or the other non-qualified plan, as applicable;

(b)      Die Gesellschaft wird dem Geschäftsführer, soweit zutreffend, von diesem zurückgestellte Vergütungsbestandteilte („deferred compenation“) sowie Guthaben anderer Leistungspläne in dem Maße, in dem sie zuvor nicht ausgezahlt worden sind, gemäß den Bedingungen des jeweiligen Plans auszahlen;

(c)      Except as otherwise prohibited in the applicable option/incentive plans, all stock option and restricted stock awards that were outstanding immediately prior to the Date of Termination shall become fully and immediately exercisable and/or vested, as the case may be, with no further restrictions on sale or transferability other than those mandated by law, and each nonqualified stock option (including already vested nonqualified stock options) shall remain exercisable through the latest date upon which the nonqualified stock option could have expired by its original terms, and each incentive stock option

(c)      Soweit im einschlägigen Options- / Bonusplan nicht abweichend vorgesehen, werden sämtliche Aktienoptionen und „Restricted Stock Awards“, die unmittelbar vor dem Tag der Vertragsbeendigung noch ausstanden, je nach Einschlägigkeit, ohne weitere Einschränkungen für Verkauf oder Übertragbarkeit vollständig und sofort ausübbar und / oder unverfallbar, sofern nicht gesetzlich abweichend vorgeschrieben, und jede Aktienoption (einschließlich bereits unverfallbar gewordener Aktienoptionen) bleibt bis zum letzten Tag, an dem sie zu ihren ursprünglichen Bedingungen

(including already vested incentive stock options) shall remain exercisable for 90 days following the Date of Termination unless such stock option no longer qualifies as an incentive stock option as a result of such accelerated vesting and exercisability, in which case the portion of the such stock option that no longer qualifies shall remain exercisable through the latest date upon which the stock option could have expired by its original terms;

hätte verfallen können, ausübbar und jede Aktienoption (einschließlich bereits unverfallbarer Optionen) bleibt für einen Zeitraum von 90 Tagen nach dem Datum der Beendigung des Anstellungsverhältnisses ausübbar, es sei denn, dass eine solche Aktienoption infolge einer solch beschleunigten Unverfallbarkeit und Ausübbarkeit nicht länger als Incentive Beteiligung gilt, in welchem Fall der Anteil an solchen Aktienoptionen, der nicht länger in diesem Sinne gilt, bis zum letzten Zeitpunkt ausübbar bleibt, zu welchem die Aktienoption nach ihren ursprünglichen Bedingungen verfallen wäre;

(d)      To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy, contract or agreement of the Company; and

(d)      Soweit noch nicht gezahlt oder erbracht, wird die Gesellschaft dem Geschäftsführer alle noch ausstehenden Geldbeträge und Leistungen, die dem Geschäftsführer unter einem Plan, Programm, Vertrag oder einer Richtlinie zustehen, zeitnah zahlen bzw. erbringen; und

(e) The Company shall pay to the Executive the non-compete payment provided for in Section 5.4(b).	(e) Die Gesellschaft wird dem Geschäftsführer die Karenzentschädigung nach Abschnitt 5.4 (b) dieser Vereinbarung zahlen.

7. INCAPACITY FOR SERVICE DUE TO ILLNESS, ACCIDENT OR OTHER REASON.	7. DIENSTVERHINDERUNG BEI KRANKHEIT, UNFALL ODER AUS ANDEREM GRUND.

7.1      Notice. The Executive is obliged to notify another managing director and the Company’s shareholders’ meeting, without undue delay of any incapacity for service and of the expected duration of said incapacity, stating the reasons for same and indicating any matters that must be urgently attended to, in the event the Executive is incapable of performing his services for a substantial period.

7.1      Anzeige. Der Geschäftsführer ist verpflichtet, einem etwaigen weiteren Geschäftsführer und der Gesellschafterversammlung jede Dienstverhinderung und ihre voraussichtliche Dauer unter Angabe von Gründen unverzüglich anzuzeigen sowie auf dringend zu erledigende Aufgaben hinzuweisen, sofern er an der Ausübung seiner Tätigkeit für nicht nur unerhebliche Zeit gehindert ist.

7.2 Incapacity. In the event of temporary incapacity due to illness, accident or for another reason for which the Executive is not responsible, the Executive shall retain an	7.2 Dienstverhinderung. Im Falle einer vorübergehenden Dienstunfähigkeit, die durch Krankheit, Unfall oder aus einem anderen, vom Geschäftsführer nicht zu entitlement to receive the remuneration under Section 4 of this service agreement for the relevant period of incapacity, up to a maximum duration of three months, but no longer than until the end of the service relationship. The Executive shall have any sums received from statutory or private insurance companies or from any other social insurance carriers for the period of incapacity offset against the continued remuneration payments to be made by the Company. The Executive is under a duty to notify the Company of his/her own accord of any such sums received in this regard.

vertretenden Grund eintritt, behält der Geschäftsführer Anspruch auf die Bezüge gem. Abschnitt 4 dieser Vereinbarung für die Zeit der Dienstunfähigkeit bis zu einer Dauer von drei Monaten, längstens jedoch bis zum Ende des Anstellungsverhältnisses. Auf die Entgeltfortzahlungsleistungen der Gesellschaft lässt sich der Geschäftsführer dasjenige anrechnen, was er von der gesetzlichen oder von privaten Krankenversicherungen oder sonstigen Sozialversicherungsträgern an Geldbeträgen für die Zeit der Arbeitsunfähigkeit erhält. Diesbezüglich ist der Geschäftsführer gegenüber der Gesellschaft unaufgefordert mitteilungspflichtig.

7.3      Damages Claims: Any damages claims against third parties for conduct leading to incapacity for service on the part of the Executive are hereby assigned to the Company by the Executive to the level of continued remuneration paid by the Company pursuant to sub-section 2 above

7.3      Schadensersatz. Etwaige Schadensersatzansprüche gegen Dritte für ein Verhalten, welches zu einer Dienstunfähigkeit des Geschäftsführers geführt hat, tritt der Geschäftsführer in Höhe der von der Gesellschaft gem. vorstehendem Absatz 2 geleisteten Gehaltsfortzahlung an diese ab.

8. MISCELLANEOUS PROVISIONS.	8. SCHLUSSBESTIMMUNGEN.

8.1      Amendment; Waiver. This Agreement may be amended, modified or superseded through individual agreement in accordance with sec. 305b German Civil Code without formal requirements. Apart from that, amendments, modifications or supersessions to this Agreement require written form. This also applies to the change of this written form clause. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions

8.1      Schriftformklausel; Verzicht; Ausschlussklausel. Diese Vereinbarung kann durch Individualvereinbarung gem. § 305 BGB ohne Formerfordernisse ergänzt, geändert oder abbedungen werden. Im Übrigen bedürfen Ergänzungen, Änderungen und Abbedingungen der Schriftform. Dies gilt auch für die Änderung dieser Schriftformklausel. Eine Partei kann auf die Einhaltung einer Bedingung dieser Vereinbarung durch die andere Partei nur verzichten, wenn ein solcher Verzicht in einer schriftlichen und von der verzichtenden Partei unterschriebenen Erklärung enthalten ist und ein Verzicht einer Partei geht nicht über den konkreten Einzelfall hinaus, für den er erklärt wurde. Das Versäumnis einer Partei, die Bestimmungen dieser Vereinbarung zu irgendeinem Zeitpunkt durchzusetzen oder ein in dieser Vereinbarung enthaltenes Recht oder eine Option auszuüben of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party’s rights, powers and remedies. All claims arising from the service relationship and the status as a governing body, including claims in tort, shall be asserted in text by the Parties within six months of their maturity; otherwise, they shall extinguish.

oder jederzeit die Erfüllung einer der Bestimmungen dieser Vereinbarung durch eine der anderen Parteien zu verlangen, kann nicht als Verzicht auf solche Bestimmungen verstanden werden und berührt nicht die Gültigkeit dieser Vereinbarung oder einer ihrer Bestimmungen oder das Recht dieser Partei, jede Bestimmung dieser Vereinbarung durchzusetzen. Keine tatsächliche Verhaltensweise kann als Verzicht oder Änderung einer Bestimmung dieser Vereinbarung oder als ein Präjudiz für die Rechte, Befugnisse oder Ersatzansprüche einer Partei verstanden werden. Sämtliche Ansprüche aus dem Anstellungsverhältnis und dem Organverhältnis einschließlich deliktischer Ansprüche sind von den Vertragsparteien innerhalb von sechs Monaten nach Fälligkeit in Textform geltend zu machen; andernfalls sind sie erloschen.

8.2      Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties related to the subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to the subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its affiliates (“Company Documents”), the provisions of this Agreement shall control; provided, however, to the extent any Company Document provides for additional benefits to be afforded the Executive, such additional benefits will also be provided to the Executive in accordance with the terms of such Company Document. The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from

8.2      Gesamte Vereinbarung. Diese Vereinbarung gibt die Übereinkunft der Parteien betreffend die in ihr geregelten Angelegenheiten vollständig und inhaltlich zutreffend wieder und hebt sämtliche anderen Angebote, Verständigungen, Verträge, Korrespondenzen, Abmachungen und mündliche Vereinbarungen betreffend die in dieser Vereinbarung geregelten Angelegenheiten auf. Keine Partei hat eine Erklärung, Zusage, Offerte oder Absichtserklärung abgegeben, die in dieser Vereinbarung nicht enthalten ist. Widersprechen sich Bestimmungen dieser Vereinbarung und Bestimmungen eines Plans, Mitarbeiterleitfadens, Programms oder einer Richtlinie, Abmachung oder Vereinbarung der Gesellschaft oder eines mit ihr verbundenen Unternehmens (“Dokumente der Gesellschaft”), so gelten die Bestimmungen dieser Vereinbarung, vorausgesetzt, ein Dokument der Gesellschaft stellt dem Geschäftsführer keine zusätzlichen Leistungen in Aussicht, welche dem Geschäftsführer ebenfalls in Übereinstimmungen mit den Bestimmungen des betreffenden Dokuments entering into or performing his duties in any way under this Agreement.

der Gesellschaft bereitgestellt werden. Der Geschäftsführer erklärt und sichert zu, dass er nicht Partei einer Vereinbarung ist, die ihn an der Erbringung seiner nach dieser Vereinbarung geschuldeten Dienste hindern würde.

8.3       Exemption from, or Compliance with, Section 409A. The payment of amounts and the provision of benefits under this Agreement are intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code. Accordingly, the payment of any amount under this Agreement subject to Section 409A shall be made in strict compliance with the provisions hereof, and no such amounts payable hereunder may be accelerated or deferred beyond the periods provided herein. This Agreement shall be performed and construed in a manner that is consistent with the foregoing intention.

8.3      Ausschluss und Übereinstimmung mit § 409A. Die Zahlung von Geldbeträgen und die Erbringung von Leistungen im Rahmen dieser Vereinbarung sind von § 409A des “Internal Revenue Code” ausgenommen oder entsprechen dessen Vorgaben. Dementsprechend muss eine § 409A unterfallende Zahlung eines Geldbetrages im Rahmen dieser Vereinbarung in strikter Übereinstimmung mit den Bestimmungen dieser Vereinbarung erfolgen und es dürfen keine unter diesen Bedingungen zu zahlenden Geldbeträge über die hierin genannten Zeiträume hinaus vorzeitig gezahlt oder zurückgehalten werden. Diese Vereinbarung ist entsprechend der vorgenannten Intention auszulegen und durchzuführen.

8.4      Governing Law. This Agreement shall be governed by, and shall be construed, performed and enforced in accordance with, its express terms, and otherwise in accordance with the laws of the Federal Republic of Germany, without regard to the principles of conflicts of law thereof, and venue shall be the courts of Hannoversch Münden, Germany. In the event of any discrepancies between the German and the English version of this service agreement the German version shall prevail and shall be the only binding version.

8.4      Anwendbares Recht und Gerichtsstand. Diese Vereinbarung unterliegt deutschem Recht und soll, ohne Rücksicht auf Kollisionsnormen, in Übereinstimmung mit diesem sowie den ausdrücklichen Bestimmungen dieser Vereinbarung ausgelegt und angewendet werden. Gerichtsstand für Streitigkeiten aus dieser Vereinbarung ist Hannoversch Münden, Deutschland. Bei Unstimmigkeiten zwischen der deutschen und der englischen Version dieser Vereinbarung ist die deutsche Version maßgeblich und verbindlich.

8.5      Headings; Section References; Construction. Section headings or captions contained in this Agreement are inserted only as a matter of convenience and reference and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to

8.5      Überschriften, Verweise, Gliederung. Überschriften in dieser Vereinbarung wurden nur aus Gründen der Zweckmäßigkeit eingefügt und definieren, begrenzen, erweitern oder beschreiben den Geltungsbereich dieser Vereinbarung oder einer ihrer Bestimmungen nicht. Alle Verweise

Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

auf Abschnitte beziehen sich auf Abschnitte dieser Vereinbarung, sofern sich aus dem Zusammenhang nicht zwingend etwas anderes ergibt. Sofern der Kontext nicht eindeutig etwas anderes bestimmt, schließt die Verwendung des Singulars oder des Plural sowie eines Geschlechts in diesem Vertrag das jeweils andere ein. Die Parteien waren gemeinsam an der Aushandlung und Ausarbeitung dieses Vertrages beteiligt. Falls Unklarheiten oder Fragen zu Zweck und Auslegung auftreten, soll keine Vermutung oder Beweislastregel gelten, die eine der Parteien aufgrund der Urheberschaft für eine Bestimmung dieser Vereinbarung begünstigt oder benachteiligt.

8.6      Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in textual form. Those communications shall be deemed delivered to the parties (a) on the date of personal delivery against a written receipt, or (b) on the first business day following the date of delivery to a nationally recognized overnight courier service, or (c) on the third business day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case addressed as follows, or to such other address, person or entity as any party may designate by notice to the others in accordance herewith:

8.6      Mitteilungen. Alle Mitteilungen, Anfragen, Zustimmungen, Genehmigungen, Verzichtserklärungen, Forderungen und sonstigen Meldungen, die gemäß dieser Vereinbarung zulässig oder erforderlich sind, müssen in Textform erfolgen. Solche Mitteilungen gelten als den Parteien zugegangen: (a) Am Tag der persönlichen Zustellung gegen eine schriftliche Quittung oder (b) am ersten Geschäftstag nach dem Tag der Übergabe an einen landesweit anerkannten Nachtkurierdienst oder (c) am dritten Geschäftstag nach dem Datum der Übermittlung an die Post, portofrei und per Einschreiben, jeweils adressiert wie folgt oder an eine andere Adresse, Person oder Organisation, die jede Partei durch Mitteilung an die andere angeben kann:

To Executive to the residence of the Executive as reflected in the Company’s books and records.	An den Geschäftsführer an dessen Wohnsitz, wie er sich aus den Unterlagen der Gesellschaft ergibt.

To Company:	An die Gesellschaft:

Multi-Color Corporation	Multi-Color Corporation

4053 Clough Woods Drive	4053 Clough Woods Drive

Batavia, OH 45103	Batavia, OH 45103

Attention: Chief Executive Officer	Attention: Chief Executive Officer

with a required copy to:	mit einer Kopie an:

Keating Muething & Klekamp PLL	Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400	One East Fourth Street, Suite 1400

Cincinnati, OH 45202	Cincinnati, OH 45202

Attention: Michael J. Moeddel	Attention: Michael J. Moeddel

8.7      Policies, Regulations and Guidelines for Executives. The Company or its affiliates may, from time to time, issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda or otherwise, relating to the Company’s Executives. Executive acknowledges and agrees that such materials are general guidelines for Executive’s information and shall not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

8.7      Richtlinien, Regelungen und Leitlinien für Führungskräfte. Die Gesellschaft und die mit ihr verbundenen Unternehmen werden von Zeit zu Zeit Richtlinien, Regelungen, Leitlinien, Prozesse oder anderes Informationsmaterial für Führungskräfte der Gesellschaft in verschiedener Form zur Verfügung stellen. Dem Geschäftsführer ist bekannt, dass solche Materialien als generelle Leitlinien für den Geschäftsführer gedacht sind und nicht zu dem Zweck erstellt wurden, diese Vereinbarung in irgendeiner Form zu ändern oder zu ergänzen.

8.8      Severability and Reformation of Provisions. If a court in any final, unappealable proceeding holds any provision of this Agreement or its application to any person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’

8.8      Trennbarkeit und Umgestaltbarkeit der Bestimmungen. Wenn ein Gericht in einer endgültigen, nicht mit Rechtsmitteln anfechtbaren Entscheidung eine Bestimmung dieser Vereinbarung oder ihre Anwendung auf eine Person oder einen Umstand für ungültig, rechtswidrig oder nicht durchsetzbar hält, berührt dies den verbleibenden Teil dieser Vereinbarung oder die Anwendung solcher Bestimmungen auf anderen Personen oder Umstände als die, für die dieser als ungültig, rechtswidrig oder nicht durchsetzbar angesehen wurde, nicht und dieser bleibt wirksam, rechtmäßig und essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

durchsetzbar soweit gesetzlich zulässig, aber nur, wenn und soweit eine solche Durchsetzung die wesentlichen Ziele der Parteien, wie sie in dieser Vereinbarung zum Ausdruck kommen, nicht wesentlich oder nachteilig beeinträchtigt. Darüber hinaus streben die Parteien, anstelle einer ungültigen oder nicht durchsetzbaren Bestimmung, an, dass das Gericht dieser Vereinbarung eine der ungültigen oder nicht durchsetzbaren Bestimmung ähnliche Bestimmung hinzufügt, um den ursprünglichen Zweck, den die Parteien mit dieser Bestimmung verfolgt, bestmöglich zu verwirklichen.

8.9      Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

8.9      Steuern. Die Gesellschaft kann alle im Rahmen dieser Vereinbarung zu zahlenden Geldbeträge insoweit zurückbehalten, als dies nach bundesstaatlichem, staatlichem, lokalen oder internationalen Steuergesetzen und -vorschriften verpflichtet ist.

THIS AGREEMENT CONTAINS VERY IMPORTANT TERMS GOVERNING EXECUTIVE’S EMPLOYMENT WITH THE COMPANY. SECTION 5 CONTAINS PROVISIONS WHICH AFFECT EXECUTIVE’S ABILITY TO TAKE CERTAIN ACTIONS FOLLOWING THE TERMINATION OF EXECUTIVE’S EMPLOYMENT. EXECUTIVE SHOULD FEEL FREE TO SEEK ADVICE FROM HIS ATTORNEY REGARDING ANY MATTER RELATING TO THIS AGREEMENT. BY EXECUTING THIS AGREEMENT, EXECUTIVE IS AFFIRMING THAT THE EXECUTIVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND TO CONSULT WITH HIS ATTORNEY, THAT EXECUTIVE UNDERSTANDS THE MEANING AND SIGNIFICANCE OF ALL OF ITS PROVISIONS, THAT NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE TO EXECUTIVE

DIESE VEREINBARUNG ENTHÄLT WICHTIGE REGELUNGEN BETREFFEND DIE BESCHÄFTIGUNG DES GESCHÄFTSFÜHRERS BEI DER GESELLSCHAFT. ABSCHNITT 5 ENTHÄLT BESTIMMUNGEN, DIE DEN GESCHÄFTSFÜHRER NACH BEENDIGUNG SEINES ANSTELLUNGSVERHÄLTNISSES BEI BESTIMMTEN HANDLUNGEN BEEINTRÄCHTIGEN KÖNNEN. DEM GESCHÄFTSFÜHRER STEHT ES FREI, SICH IN ANSEHUNG DIESER VEREINBARUNG DURCH SEINEN RECHTSANWALT BERATEN ZU LASSEN. MIT DER DURCHFÜHRUNG DIESER VEREINBARUNG BESTÄTIGT DER GESCHÄFTSFÜHRER, DASS ER DIE GELEGENHEIT HATTE, DIESE VEREINBARUNG ZU PRÜFEN UND AUFGRUND RECHTLICHER BERATUNG DEN INHALT UND DIE BEDEUTUNG

REGARDING HIS EMPLOYMENT WHICH ARE NOT SET FORTH IN THIS AGREEMENT, AND THAT EXECUTIVE IS FREELY SIGNING THIS AGREEMENT TO CONTINUE HIS EMPLOYMENT WITH THE COMPANY.

ALLER BESTIMMUNGEN DIESER VEREINBARUNG VERSTANDEN HAT, DASS KEINE ERKLÄRUNGEN ODER ZUSAGEN GEGENÜBER DEM GESCHÄFTSFÜHRER IN ANSEHUNG SEINER ANSTELLUNG GEMACHT WURDEN, DIE NICHT IN DIESER VEREINBARUNG ENTHALTEN SIND UND DASS DER GESCHÄFTSFÜHRER DIESE VEREINBARUNG FREIWILLIG UNTERZEICHNET UND SEINE ANSTELLUNG BEI DER GESELLSCHAFT AUFNEHMEN MÖCHTE:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE TO FOLLOW]	[LEERE SEITE – UNTERSCHRIFTENZEILEN FOLGEN]

IN WITNESS WHEREOF, the parties have entered into this service agreement effective as of the date first written above.	DIES BEZEUGEND, haben die Parteien die Geltung dieses Anstellungsvertrages mit Wirkung zum oben genannten Zeitpunkt vereinbart:

MULTI-COLOR GERMANY HOLDING GMBH, REPRESENTED BY ITS SHAREHOLDER’S MEETING, WHICH IN TURN IS REPRESENTED BY [NAME]	MULTI-COLOR GERMANY HOLDING GMBH, VERTRETEN DURCH DIE GESELLSCHAFTERVERSAMMLUNG, DIESE HIERBEI VERTRETEN DURCH [NAME]

By: /s/ Sharon E. Birkett	Durch: /s/ Talia Shyamnarain
Title: Director	Funktion: Director
Date: January 9, 2018	Datum: January 9, 2018
WITNESS: /s/ Karen Powell	ZEUGE: /s/ Folkert van Asma

With regard to Sec. 1.2: CONSTANTIA LABELS GMBH, REPRESENTED BY ITS MANAGING DIRECTOR [NAME]	In Bezug auf Abschnitt 1.2: CONSTANTIA LABELS GMBH, VERTRETEN DURCH IHREN GESCHÄFTSFÜHRER [NAME]

By:	Durch: /s/ Bernd Schöniger
Title:	Funktion: Managing Director
Date: WITNESS:	ZEUGE: /s/ Authorized Signatory

Durch: /s/ Günter Lohmann
Funktion: Prokurist
Dr. Oliver Apel	ZEUGE: /s/ Authorized Signatory

Dr. Oliver Apel
/s/ Dr. Oliver Apel
Date:	Datum: December 22, 2017
WITNESS:	ZEUGE: /s/ Andrea Apel

The Executive hereby confirms the receipt of a copy of this service agreement signed by the Company.	Der Geschäftsführer bestätigt mit nachfolgender Unterschrift eine von der Gesellschaft unterschriebene Kopie dieses Anstellungsvertrages erhalten zu haben.

Dr. Oliver Apel	Dr. Oliver Apel
Date:	Datum:
WITNESS:

[Signature Page to Apel Employment Agreement]	[Unterschriftenseite für Oliver Apel]

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